EXHIBIT 11

                COMPUTATION OF (LOSS) EARNINGS PER COMMON SHARE

                                                                                   Years Ended June 30,
                                                                           1997            1996            1995
Weighted average of common shares outstanding during the period
  (adjusted to reflect two-for-one stock split effective
  September 30, 1997)                                                   6,690,794       6,126,410       6,000,000
Net (loss) earnings                                                  $(14,800,050)    $(6,612,113)    $(1,755,685)
Dividends and issuance costs on Series A, B and C Redeemable,           1,382,083         552,531         113,300
    Convertible Preferred
Net (loss) earnings as adjusted                                       (16,182,133)     (7,164,644)     (1,868,985)
Net (loss) earnings per common share                                       $(2.42)         $(1.17)          $(.31)

All outstanding options and warrants as of June 30, 1997, 1996 and 1995 have been excluded as they are anti-dilutive.